                                                                     Exhibit 4.5

                          DATED AS OF 17 October, 2002



                       METAL STORM LIMITED ACM 064 270 006
                                     ("MS")



                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                                    ("SAIC")



                               MODIFICATION NO. 1

                                       TO

                         AGREEMENT DATED 17 OCTOBER 1998

This Modification No. 1 to the Agreement dated 17 October 1998 (hereinafter "Agreement") is made effective 17 October 2002

BETWEEN: METAL STORM LIMITED ACN 064 270 006 of Level 34, Central Plaza One, 345 Queen Street, Brisbane, Queensland, Australia ("MS")

AND: SCIENCE APPLICATIONS INTERNATIONAL CORPORATION having an address at McLean, Virginia, United States of America ( "SAIC")

RECITALS:

A. In accordance with Article 2.1.2 of the Agreement, the duration of the original Core Technology License expires 16 October 2002.

B. MS and SAIC desire to continue the relationship established in the Agreement but on a non-exclusive basis.

C. As consideration for the reduction in rights to SAIC, MS agrees to eliminate some of the reporting requirements.

THIS AGREEMENT WITNESSES that in consideration of, among other things, the mutual promises contained in this Agreement the parties agree to the following modifications:

1. Article 2, CORE TECHNOLOGY LICENCE, is hereby replaced in its entirety by the following:

     2.   CORE TECHNOLOGY LICENCE

               Grant of Core Technology Licence.

          MS grants to SAIC for the period 17 October 1998 to 16 October 2002 the exclusive right and licence, and, for a period of three years after 16 October 2002, the non-exclusive right and licence, including the right to sub-license others, within the United States of America, Europe, and the United Kingdom to practice the Core Technology only in connection with:

               bids and potential bids for R&D Programmes; and

               the conduct of R&D Programmes that have been approved by MS

          For the purposes of this Agreement, the right to practice means the right to make, have made, use, sell, offer to sell, reproduce, prepare derivative works, distribute copies to the public by sale or otherwise, to perform and to publicly display the Core Technology but only for the purposes of paragraph (a) and (b).

          The exclusive and non-exclusive right and licence set out above does not prevent MS, either by itself or through others, exploiting the Core Technology.

    2.1.2 Duration of Core Technology License.

          The non-exclusive license granted by MS to SAIC above shall be extended for an additional three years if mutually agreed by the parties in a bi-lateral, written modification to this agreement thirty
          (30) days prior to the termination date of 16 October 2005:

2. Article 4. PRECONDITIONS TO BIDDING R&D PROGRAMMES is hereby replaced in its entirety by the following:

     4.   PRECONDITIONS TO BIDDING R&D PROGRAMMES

               SAIC will seek approval from MS prior to the submission of a bid for, or the conduct of, any R&D Programme. MS' approval is subject to the financial arrangements for any R&D Programme being agreed upon.

               The procedures for accomplishing the requirements of this clause are included in Schedule 4, entitled "SAIC/Metal Storm Procedures to Give Effect to the Operation of Clause 4.1 in Their Teaming Agreement," attached hereto.

               MS may as a prime submit bids for any programmes. For any contract then awarded to MS to the extent possible, MS will use SAIC as a subcontractor subject to any requirements made by a Government or commercial entity.

               SAIC may, at any time, decide that it does not intend to lodge a bid for an R&D Programme. SAIC will, where possible. inform MS within 48 hours of Its decision not to lodge a bid.

3. Article 7, QUARTERLY REPORTS requirement is hereby deleted and replaced with the following.

     7.   MONTHLY MEETINGS

               The Parties agree to meet monthly, to discuss the status of the marketing activities. The default time for the meetings will be the first Monday of each month. It is recognized that the meeting day may need to be adjusted to accommodate the members' schedules.

4. Article 8, APPOINTMENT OF SAIC AS MARKETER OF TECHNOLOGY is hereby replaced in its entirety with the following:

     8.   APPOINTMENT OF SAIC AS MARKETER OF TECHNOLOGY

          Appointment

               (a) MS hereby grants SAIC an exclusive right to market the Technology to any commercial and government entities located in the Territory for a period of 17 October 1998 through 16 October 2002. MS hereby grants SAIC a non-exclusive right to market the Technology to any commercial and government entities located in the Territory for a period of 17 October 2002 through 16 October 2005 and for a further period of time of the same duration as any extension of the non-exclusive license granted by MS to SAIC as set forth in section 2.1.2.

               (b) MS and SAIC will use their best efforts to coordinate their marketing activities as facilitated by the Article 7 monthly meetings.

5.   Article 16. NOTICES is hereby replaced in its entirety with the following:

     16.  NOTICES

               Notices are to be sent by facsimile transmittal and certified mail and are effective as of the date sent if actually received and addressed as follows:

                 METAL STORM PTY LTD
                 4350 N. Fairfax Drive, Suite 810
                 Arlington, VA 22201
                 Attention: Mr. Russell Zink

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                 10260 Campus Point Drive
                 San Diego, CA 92121
                 c/o 1710 SAIC Drive, M/S 2-3-1
                 McLean, VA 22102
                 Attention: Ms. Janet V. LaFever

SIGNED for and on behalf of
METAL STORM LIMITED               )
by a duly authorized signatory    )

/s/ CHARLES A. VEHLOW
---------------------
Name:  Charles A. Vehlow
------------------------
Title: Chief Corporate Officer
------------------------------

SIGNED for and on behalf of            )
SCIENCE APPLICATIONS                   )
INTERNATIONAL CORPORATION              )
by a duly authorized signatory         )

/S/ JANET V. LAFEVER
---------------------
Name:  Janet V. LaFever
-----------------------
Title: Deputy Group Director of Contracts
-----------------------------------------
       and Vice President for Administration
--------------------------------------------

                                   SCHEDULE 4

  SAIC/Metal Storm Procedures to Give Effect to the Operation of Clause 4.1 In
                            Their Teaming Agreement

The procedures which will satisfy the requirements of Clause 4.1 are set out below.

These procedures are intended to operate in an environment of absolute transparency between SAIC and Metal Storm (MS) in respect of all aspect, including the financial arrangements, and the entire process, of a proposal. This is the overarching spirit of the arrangement between SAIC and Metal Storm.

The intention of this agreed procedure is:

..    to provide an efficient operational mechanism which is accepted by SAIC and
     Metal Storm as satisfying the requirements of Clause 4.1;

..    to make Clause 4.1 as workable as possible within the overarching constraint that the rights of MS to provide approval to "finalise a program contract" by SAIC are reserved until MS has accepted the final financial arrangements on the program.

Each element of the procedures is of equal importance and weight, and each is to be met in conjunction with every other procedure if they are to give proper effect to Clause 4.1.

The procedures are these:

1.   Metal Storm will provide "approvals" of two types:
     .    a "rolling" approval;
     .    an approval to finalise a program contract.

2. It is recognised that many proposals may be begun by SAIC as "marketing" type exercises. These are already advised to Metal Storm regularly, as part of the discussions in the monthly marketing meetings, and that will continue.

3. Where any proposal appears likely to lead to a program MS and SAIC must give that program a name.

4. SAIC may assume that MS provides approval to continue with the program as part of the rolling approval process.

5. SAIC will provide preliminary Statements of Work (SOWs) for itself and for contractors and sub contractors to MS as soon as is possible after notifying the naming of a program. Templates and formats for SOWS will be agreed between the parties and will be standardised as much as possible.

6. Each variation of any SOW will be dated and the most recent date will be taken to be the SOW on which both SAIC and MS are operating.

7. The "rolling" approval given by MS will be to continue to proceed based upon the disclosure and knowledge that Metal Storm has had provided to it, up until that time.

8. SAIC will provide to MS detailed schedules of works which will as early as possible identify the work which SAIC might do. MS may request that the work mix be altered to allow MS to provide a greater proportion of the input in circumstances where it has the capacity to do that, or for any other reason, including a review of the equity of the profit amount, which is available from the program to each party. MS will provide the same reciprocal arrangement to SAIC.

9. MS and SAIC will each provide a single contact who will have the information and resources to enable decisions to be made about manning levels and profit spilt between SAIC and MS. It is anticipated that that person will need to have experience across the working elements of the whole program.

10. MS will flag as early as possible, any likely element or event, which may cause the withdrawal of its ongoing approval. It will provide two points of contact either of who can provide verbal agreement, which can be obtained within 24 hours of issues being put with subsequent confirmation in writing. Those two persons shall be Charles Vehlow and Russell Zink until otherwise advised in writing.

     However, it is understood between SAIC and MS that there may be some issues pertaining to the financial arrangement of any proposal that are so fundamental to clause 4.1 such as to require MS board approval, which will be provided within four (4) working days.

11. Inclusions and parameters within the templates and contractors can be subject to change up to and into the commencement of the program. Changes, however, must be agreed between MS and SAIC. Where they are not agreed the changes are not to be given effect.

12. SAIC must notify MS in writing four (4) working days, if possible, prior to its intention to sign off on any program and request MS's approval to finalise. In all cases, MS will be sent a copy of the proposal (appropriately sanitized as to SAIC's proprietary cost data) on the same day as the proposal is submitted to the customer.

13. As soon as possible after that request, but in any event within four (4) working days of the request, MS will advise its intention to issue an approval to finalize or not to approve the program. Where a program is not approved by MS then it is not approved within the meaning of Clause 4.1.

     It is acknowledged and recognized by MS and SAIC that the outcome at Step 13 above should have been flagged as part of the process of communication prior to the request being made. Put simply, it is the intention of the parties that any potential difficulties in the financial or other arrangements of a program will be dealt with as they arise and both SAIC and MS will attempt in good faith to resolve these difficulties as a matter of utmost urgency. Notwithstanding this where a difficulty has arisen and has not been resolved in the manner set out in this procedure, the "rolling" approval will be withdrawn, until the difficulty has been resolved.

     Where, in an extreme or unusual situation, a proposal is required to be submitted in a time frame that does not enable proper consideration by MS so as to give an effective approval by MS after the exercise of its independent business judgement, SAIC may with MS's prior written consent submit the proposal. MS shall then be entitled to consider the proposal and form its judgement as to whether the proposal ought to be approved or not approved pursuant to the provisions of clause 4.1. MS may then within four
     (4) business days of receipt of the proposal from SAIC, as submitted, advise SAIC in writing as to whether the proposal is approved or not. If the proposal is not approved, SAIC shall forthwith withdraw the proposal.